Exhibit 99.2

Case 1:21-cv-01039-UNA    Document 1    Filed 07/16/21    Page 1 of 10 PageID #: 1

UNITED STATES DISTRICT COURT

DISTRICT OF DELAWARE

SEAN DAWSON,	)
)
Plaintiff,	)
	)	Case No.___________________
v.	)
	)	JURY TRIAL DEMANDED
ACASTI PHARMA, INC., RODERICK	)
CARTER, JAN D’ALVISE, JOHN CANAN,	)
DONALD OLDS, ACASTI PHARMA U.S.,	)
INC., and GRACE THERAPEUTICS, INC.,	)
)
Defendants.	)

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff, by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1.                  On May 7, 2021, Acasti Pharma, Inc.’s (“Acasti” or the “Company”) Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger Agreement”) with Grace Therapeutics, Inc. (“Grace”) and Acasti Pharma U.S., Inc. (“MergerCo”), which are Delaware corporations.

2.                  Under the terms of the Merger Agreement, among other things: (i) MergerCo will merge with and into Grace, with Grace surviving as a wholly-owned subsidiary of Acasti; and (ii) Acasti will issue a number of shares of Acasti common stock to the stockholders of Grace (the “Proposed Transaction”).

3.                  On July 15, 2021, defendants filed a proxy statement/prospectus (the “Prospectus”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the

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Proposed Transaction.

4.                  The Prospectus omits material information with respect to the Proposed Transaction, which renders the Prospectus false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Prospectus.

JURISDICTION AND VENUE

5.                  This Court has jurisdiction over the claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(a) and 20(a) of the 1934 Act and Rule 14a-9.

6.                  This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7.                  Venue is proper under 28 U.S.C. § 1391(b) because a portion of the transactions and wrongs complained of herein occurred in this District.

PARTIES

8.                  Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of Acasti common stock.

9.                  Defendant Acasti is a corporation incorporated under the laws of Québec and a party to the Merger Agreement. Acasti’s common stock is traded on the NASDAQ under the ticker symbol “ACST.”

10.             Defendant Roderick Carter is Chairman of the Board of the Company.

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11.              Defendant Jan D’Alvise is President, Chief Executive Officer, and a director of the Company.

12.             Defendant John Canan is a director of the Company.

13.             Defendant Donald Olds is a director of the Company.

14.              The defendants identified in paragraphs 10 through 13 are collectively referred to herein as the “Individual Defendants.”

15.              Defendant Grace is a Delaware corporation and a party to the Merger Agreement.

16.              Defendant MergerCo is a Delaware corporation, a wholly-owned subsidiary of Acasti, and a party to the Merger Agreement.

SUBSTANTIVE ALLEGATIONS

Background of the Company and the Proposed Transaction

17.              Acasti is a biopharmaceutical innovator that has historically focused on the research, development, and commercialization of prescription drugs using OM3 fatty acids delivered both as free fatty acids and bound-to-phospholipid esters, derived from krill oil.

18.              On May 7, 2021, Acasti’s Board caused the Company to enter into the Merger Agreement.

19.              Under the terms of the Merger Agreement, among other thing: (i) MergerCo will merge with and into Grace, with Grace surviving as a wholly-owned subsidiary of Acasti; and (ii) Acasti will issue a number of shares of Acasti common stock to the stockholders of Grace.

20.              According to the press release announcing the Proposed Transaction:

Acasti Pharma Inc. (“Acasti” or the “Company”) (Nasdaq: ACST and TSX-V: ACST) announces it has entered into a definitive agreement to acquire Grace Therapeutics, Inc. (“Grace”), a privately held emerging biopharmaceutical company focused on developing innovative drug delivery technologies for the treatment of rare and orphan diseases (the “Proposed Transaction”). Subject to the completion of the Proposed Transaction, Acasti will acquire Grace’s pipeline of

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drug candidates addressing critical unmet medical needs with the potential to deliver significant value to patients and providers. It is anticipated that the cash at closing of about $64 million will be principally used to pursue the clinical development of the first two assets through Phase 3, and further advance earlier pipeline assets into the clinic. The Proposed Transaction has been approved by the boards of directors of both companies and is supported by Grace shareholders through voting and lock-up agreements with the Company. The transaction remains subject to approval of Acasti stockholders, as well as applicable stock exchanges.

The Company has posted a presentation summarizing key highlights of the transaction, which is available on both the Acasti and Grace websites. Acasti plans to file the required Form S-4 proxy statement with the U.S. Securities & Exchange Commission (SEC), which will include detailed disclosures regarding the transaction. Following the filing of the required Form S-4, Acasti and Grace management plan to host an investor conference call to further discuss the anticipated benefits of the acquisition and answer investor questions. Acasti will call a shareholder meeting to approve the transaction following the public filing of the Form S-4 proxy statement. As the Proposed Transaction moves forward, Acasti continues to evaluate strategic options for value creation from its existing assets.

In connection with the Proposed Transaction, Acasti will acquire Grace’s entire therapeutic pipeline consisting of three unique clinical stage and multiple pre- clinical stage assets supported by an intellectual property portfolio consisting of more than 40 granted and pending patents in various jurisdictions worldwide. Grace’s product candidates aim to improve clinical outcomes by applying proprietary formulation and drug delivery technologies to existing pharmaceutical compounds to achieve improvements over the current standard of care or provide treatment for diseases with no currently approved therapy. Grace’s three lead programs have all received Orphan Drug Designation1 from the U.S. Food & Drug Administration (FDA), which could provide up to seven years of marketing exclusivity in the United States upon FDA’s approval of the New Drug Application (NDA), provided that certain conditions are met. . . .

Management and Operations

Upon shareholder approval of the Proposed Transaction, the combined companies will be led by Jan D’Alvise as president and chief executive officer, and the corporation will continue to maintain its corporate headquarters in Laval, Quebec, Canada. All Grace employees will transition to Acasti and they will continue to maintain an R&D laboratory and commercial presence in North Brunswick, New Jersey. The new Board of Directors will be composed of 4 representatives from Acasti and 3 from Grace, with more details to be provided in the proxy statement.

About the Proposed Transaction

Pending approval by Acasti shareholders as well as applicable stock exchange

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approvals, Grace will merge with a new wholly owned subsidiary of Acasti. Grace stockholders will receive newly issued Acasti common shares pursuant to an exchange ratio formula set forth in the definitive agreement. Under the terms of the definitive agreement, immediately following the consummation of the Proposed Transaction, Acasti’s securityholders on a pro forma basis would own approximately 55% of the combined company’s common shares, and Grace’s securityholders would own approximately 45% of the combined company’s common shares, in each case calculated on a fully-diluted basis, subject to upward adjustments in favor of Acasti based on each company’s capitalization and net cash balance as set forth in the definitive agreement, with more details to be provided in the proxy statement. For illustrative purposes, assuming no adjustments for each company’s capitalization and net cash balance, and based on 208,375,549 common shares of Acasti currently issued and outstanding, an aggregate of 170,489,086 common shares of Acasti would be issued to Grace stockholders as consideration for the Proposed Transaction. . . .

The Proposed Transaction is expected to close in calendar Q3 of 2021, immediately following approval by Acasti shareholders, subject to any applicable SEC review and stock exchange approvals, as well as satisfaction of other closing conditions by each company specified in the definitive agreement. . . .

Advisors

Oppenheimer & Co. is acting as Acasti’s financial advisor for the Proposed Transaction and Osler, Hoskin & Harcourt, LLP is serving as its legal counsel. William Blair & Company, LLC is serving as financial advisor to Grace, with Reed Smith, LLP serving as its legal counsel.

The Prospectus Omits Material Information, Rendering It False and Misleading

21.              Defendants filed the Prospectus with the SEC in connection with the Proposed Transaction.

22.              As set forth below, the Prospectus omits material information.

23.              First, the Prospectus omits the Company’s, Grace’s, and the combined company’s financial projections.

24.              The disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows

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stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion.

25.              Second, the Prospectus omits material information regarding the analyses performed by the Company’s financial advisor, Oppenheimer & Co. (“Oppenheimer”).

26.              With respect to Oppenheimer’s Selected Public Companies Analyses, the Prospectus fails to disclose the individual multiples and metrics for the companies.

27.              With respect to Oppenheimer’s Selected Transactions Analysis, the Prospectus fails to disclose the individual multiples and metrics for the transactions.

28.              With respect to Oppenheimer’s Discounted Cash Flow Analysis, the Prospectus fails to disclose: (i) the unlevered free cash flows used in the analysis and all underlying line items; (ii) the individual inputs and assumptions underlying the discount rates and perpetuity growth rates; and (iii) the terminal values.

29.              When a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed.

30.              Third, the Prospectus fails to disclose whether the Company entered into any nondisclosure agreements that contained standstill and/or “don’t ask, don’t waive” provisions.

31.              Fourth, the Prospectus fails to disclose the timing and nature of all communications regarding post-transaction employment, directorships, and benefits, including who participated in all such communications.

32.              The omission of the above-referenced material information renders the Prospectus false and misleading.

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33.              The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to the Company’s stockholders.

COUNT I

Claim for Violation of Section 14(a) of the 1934 Act and Rule 14a-9 Promulgated Thereunder Against the Individual Defendants and Acasti

34.              Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

35.              The Individual Defendants disseminated the false and misleading Prospectus, which contained statements that, in violation of Section 14(a) of the 1934 Act and Rule 14a-9, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not materially false or misleading. Acasti is liable as the issuer of these statements.

36.              The Prospectus was prepared, reviewed, and/or disseminated by the Individual Defendants. By virtue of their positions within the Company, the Individual Defendants were aware of this information and their duty to disclose this information in the Prospectus.

37.              The Individual Defendants were at least negligent in filing the Prospectus with these materially false and misleading statements.

38.              The omissions and false and misleading statements in the Prospectus are material in that a reasonable stockholder will consider them important in deciding how to vote on the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available in the Prospectus and in other information reasonably available to stockholders.

39.              The Prospectus is an essential link in causing plaintiff to approve the Proposed Transaction.

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40.              By reason of the foregoing, defendants violated Section 14(a) of the 1934 Act and Rule 14a-9 promulgated thereunder.

41.              Because of the false and misleading statements in the Prospectus, plaintiff is threatened with irreparable harm.

COUNT II

Claim for Violation of Section 20(a) of the 1934 Act Against the Individual Defendants, MergerCo, and Grace

42.              Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

43.              The Individual Defendants, MergerCo, and Grace acted as controlling persons of Acasti within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as officers and/or Board members of Acasti and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Prospectus, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

44.              Each of the Individual Defendants, MergeCo, and Grace was provided with or had unlimited access to copies of the Prospectus alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

45.              In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Prospectus contains the unanimous recommendation of the

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Individual Defendants to approve the Proposed Transaction. They were thus directly involved in the making of the Prospectus.

46.              MergerCo and Grace also had supervisory control over the composition of the Prospectus and the information disclosed therein, as well as the information that was omitted and/or misrepresented in the Prospectus.

47.              By virtue of the foregoing, the Individual Defendants, MergerCo, and Grace violated Section 20(a) of the 1934 Act.

48.              As set forth above, the Individual Defendants, MergerCo, and Grace had the ability to exercise control over and did control a person or persons who have each violated Section 14(a) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act. As a direct and proximate result of defendants’ conduct, plaintiff is threatened with irreparable harm.

PRAYER FOR RELIEF

WHEREFORE, plaintiff prays for judgment and relief as follows:

A.                 Preliminarily and permanently enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

B.                 In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages;

C.                 Directing the Individual Defendants to disseminate a Prospectus that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

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D.                 Declaring that defendants violated Sections 14(a) and/or 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder;

E.                 Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and

F.                 Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff hereby requests a trial by jury on all issues so triable.

Dated: July 16, 2021		RIGRODSKY LAW, P.A.

	By:	/s/ Gina M. Serra
Seth D. Rigrodsky (#3147)
Gina M. Serra (#5387)
Herbert W. Mondros (#3308)
300 Delaware Avenue, Suite 210
Wilmington, DE 19801
Telephone: (302) 295-5310
Facsimile: (302) 654-7530
Email: sdr@rl-legal.com
Email: gms@rl-legal.com
Email: hwm@rl-legal.com

Attorneys for Plaintiff

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